Exhibit 10.1
INVESMENT BANKER TERMINATION AGREEMENT

THIS INVESTMENT BANKER TERMINATION AGREEMENT (“Agreement”) is made as of this 6th day of April, 2009 by and among CryoPort, Inc. a Nevada corporation (“CryoPort”), and Bradley Woods & Co. Ltd. (“BW”), a Delaware corporation, SEPA Capital Corp. (“SC”), a New Jersey corporation, and Edward Fine (“Ed Fine”).

RECITAL

WHEREAS, CryoPort wishes to engage a new investment banker; and

WHEREAS, BW, SC and Ed Fine collectively are CryoPort’s current investment banker under Joseph Stevens & Company, Inc. Letter Agreement dated May 4, 2006 (“Letter Agreement”) which was assigned to National Securities Corporation on June 3, 2008, and again assigned to BW on January 13, 2009 (a copy of which is attached hereto as Attachment “A”); and

WHEREAS, the Parties wish to amicably terminate the current relationship between CryoPort and BW, SC & Ed Fine; and

WHEREAS, CryoPort wishes to engage SC as a consultant, and SC is willing to provide such consulting services; and

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and intending to be legally bound hereby, the undersigned parties hereby agree as follows:

AGREEMENT

1.
BW shall be an Advisor with Rodman & Renshaw (“Rodman”) investment bankers, or such other Bankers that CryoPort may choose or use, on a transaction with Vision Capital Advisors (“Vision”) and any other parties that provide capital to CryoPort in any form under an investment banking agreement on a transaction initiated prior to May 6, 2010, except as provided below.

2.	Rodman or such other Bankers shall be the lead investment banker on these transactions.

3.	BW shall receive 1% commission on the transactions referenced in 1 above.

4.
CryoPort shall pay BW, SC or Ed Fine, as designated, a termination fee of $25,000.00 in either cash or CryoPort registered common stock. If in CryoPort shares, such shares shall be in an amount sufficient when liquidated during the three week period following the share payment to yield at least net cash after payment of all brokerage commissions of $25,000. That amount in shares shall be $32,000 (64,000 shares) at a market price of $0.51 per share. Should the liquidation of such shares not yield $25,000 in cash, CryoPort shall issue sufficient additional registered shares to yield the $25,000, when sold or make up the short fall with a cash payment. Within five (5) trading days of the signing of this Agreement by all parties, CryoPort shall file a Form S-8 Registration to register the 64,000 shares referenced above.  BW shall be entitled to a 6% late fee and rescission of this Agreement for failure to file the Form S-8 Registration within the time period specified above subject to Section 9.3 below.

5.
CryoPort shall engage BW on a consulting basis, to manage CryoPort’s relationship with its current institutional debt holders Enable Growth Partners LP, Enable Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, ENA (collectively “Enable”) and BridgePointe Master Fund Ltd. (a.k.a. “Roswell Capital Partners LLC”). Said consulting services shall be set forth in a separate agreement.

6.
CryoPort agrees to pay BW on any future Enable or Roswell transaction, as contemplated by the tail in section 6(a) & (b) of the Letter Agreement, with the exception that the cash fee and warrant fee shall be at 7% instead of the 10% set forth in the Letter Agreement. BW shall be paid within two (2) business days of receipt of funds, BW shall be entitled to a one percent (1%) late fee and rescission of this Agreement for failure to make payment within the time period specified above. Further, for any capital raise under an investment banking agreement as set forth in Section 1 above, BW shall have the right to its full commission as if this Agreement had never been signed, subject to Section 9.3 below.

7.
As further consideration for the termination of the Letter Agreement CryoPort agrees to re-price issued and unexercised warrants issued to Ed Fine and his Group (Anthony P. St. Clair,   Phil Benanti, and Stuart Fine) to a $0.60 exercise price and said warrants shall amended and restated to have a five year expiration date of issuance of said warrants. Said warrants will be in the same form as the currently existing warrants with the exception of the price and expiration date changes. The Amended and Restated Warrants shall be issued within fifteen (15) days of the date of this Agreement.

8.
At such time as the payments contemplated in terms 3, 4, 5 and 7 above have been paid, the Joseph Stevens & Company, Inc. Letter Agreement dated May 4, 2006, currently assigned to BW, with the exception of the Enable and Roswell tail, any and all responsibilities or liabilities thereunder shall be terminated with no recourse by any of the parties set forth above. However, the indemnification portion of the existing agreement shall survive the Termination.

9.	General Provisions:

9.1.  Governing Law. This Agreement shall be interpreted under and governed by the laws of the State of New York.

9.2.  Successors and Assigns. This Agreement will be binding on the parties to the Agreement and on each of their heirs, executors, administrators, successors, and assigns.

9.3.  Right to Cure Breach.  CryoPort shall have the right to cure any breach of Sections 4 or 6 above within fifteen (15) days of the date of breach before the penalties or rescission set forth in those sections are effective.

9.3.  Effect and Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time be deemed a waiver of relinquishment of that right or power for all or any other times.

9.4.  Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto and contains all the terms, covenants, conditions and agreements between the parties with respect to that representation in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which is not embodied herein, and that on other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

9.5.  Modifications. Any modifications of this Agreement will be effective only if it is in writing and signed by the party to be charged.

9.6.  Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

9.7.  Notices. Service of all notices under this agreement shall be sufficient if given personally or three (3) business days after deposit in the U.S. Mail, postage prepaid to the party involved at its respective address set forth above, or at such address as such party may provide in writing from time to time.

9.8.  Arbitration:  The parties shall resolve any disputes arising hereunder before a panel of three arbitrators selected to pursuant to and run in accordance with the rules of the American Arbitration Association.  The arbitration shall be held in New York County, New York. Each party shall bear their own attorney’s fees and costs of such arbitration.  The successful party in the arbitration proceedings shall be entitled to seek an award of reasonable attorney’s fees from the Arbitrators.

9.9.  No Rights in Third Parties. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereof and their respective successors and assigns or personal representatives, any rights or remedies under or by reason of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first set forth above.

CRYOPORT, INC.

By	/s/ Larry Stambaugh	April 13, 2009
Name:	Larry Stambaugh	Date
Title:	Chief Executive Officer

BRADLEY WOODS & CO. LTD.

By:	/s/ Dan Ripp	April 13, 2009
Name:	Dan Ripp	Date
Title:	President, Bradley Woods & Co., Ltd.

SEPA CAPITAL CORP.

By:	/s/ Edward Fine	April 13, 2009
Name:	Edward Fine	Date
Title:	Vice President

EDWARD FINE

By:	/s/ Edward Fine	April 13, 2009
Date

ATTACHMENT “A”

(National Securities Corporation Assignment Letter,
Dated January 13, 2009)

ASSIGNMENT

FOR ALL GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, National Securities Corporation, a Washington corporation (hereinafter called “Assignor”) does hereby assign, transfer, sell and convey to Bradley Woods & Co., Ltd. Located at 555 Madison Avenue, New York, NY  10022, (hereinafter called the “Assignee”), all of its right, title and interest in and to that certain letter agreement (including all exhibits thereto), dated May 4, 2006, by and between Cryoport, Inc. (the “Company”) and Assignor, a copy of which agreement is attached hereto as Exhibit A (the “Agreement”), and all rights to enforce any violation of said agreement in the name of the undersigned and all rights created by said agreement.  The undersigned represents and warrants to the Assignee that the Assignor has not previously transferred, assigned or otherwise encumbered the rights assigned thereunder and the undersigned has the right to make this assignment without further approval and that the Agreement has not been amended subsequent to May 4, 2006.

The undersigned represents that he has authority to execute this assignment for and on behalf of the Assignor.  The Assignor hereby irrevocably points the Assignee its attorney-in-fact with full power of substitution and with complete authority to do anything necessary to enforce the terms of the Agreement assigned and to sue for, prosecute and collect payment of money due to the Assignor on account of the Agreement assigned.

By its execution below, the Company hereby (i) consents to the assignment by the Assignor of all of its right, title and interest under the Agreement to Assignee and (ii) agrees that the Company shall have no claims, causes of action, or other rights against Assignee in connection with matters relating to the Agreement with respect to actions or in actions occurring prior to the date hereof.

IN WITNESS WHEREOF, the undersigned has signed and acknowledged this agreement on the 13th day of January, 2009.

NATIONAL SECURITIES CORPORATION

By:  /s/  Brian Friedman
Brian Friedman
Managing Director, Head of Investment Banking

BRADLEY WOODS & CO. LTD.

By:  /s/ Daniel Ripp     dated 4/9/09
Daniel Ripp
CEO, Bradley Woods & Co. Ltd.

CRYOPORT, INC.

By:  /s/ Peter Berry
Peter Berry
CEO and President